PROVIDENT ENERGY TRUST

Form 51-102F4
BUSINESS ACQUISITION REPORT

Item 1  Identity of Company

1.1  Name and Address of Company

Provident Energy Trust 700, 112 - 4th Avenue S.W. Calgary, Alberta T2P 0H3

1.2  Executive Officer

For further information contact Thomas Buchanan, Chief Executive Officer of Provident Energy Ltd., by telephone at (403) 296-2232 or by fax at (403) 294-0111.

Item 2  Details of Acquisition

2.1  Nature of Business Acquired

On April 6, 2004, Provident Energy Trust (the "Trust"), Provident Energy Ltd. ("Provident"), Viracocha Energy Inc. ("Viracocha") and 1100974 Alberta Inc. (now Chamaelo Energy Inc.) ("Chamaelo") entered into an arrangement agreement (the "Arrangement Agreement") providing for the acquisition by the Trust of all of the issued and outstanding common shares of Viracocha pursuant to a plan of arrangement (the "Plan of Arrangement"). The Plan of Arrangement was completed on June 1, 2004.

Viracocha was a publicly traded junior oil and gas producer listed on the Toronto Stock Exchange (the "TSX") engaged in the acquisition, development and exploration for and production and marketing of, petroleum and natural gas reserves in Alberta and Saskatchewan. Viracocha's properties significantly overlap with Provident's existing operations in the Southern and East Central Alberta regions. Viracocha's Southern Alberta properties, concentrated around Enchant, Badger and Long Coulee, accounted for 58 percent of production and were weighted 58 percent light oil and 42 percent natural gas. Viracocha's East Central properties located near Provost at Battlebend/Choice and Dolcy produce light oil. Viracocha's heavy oil production is sourced from fields at West Hazel, east of Lloydminster.

Based on Viracocha's reserve report effective January 1, 2004, Viracocha's total proved reserves were 8.6 million barrels of oil equivalent ("MMboe") and proved plus probable reserves were 11.4 MMboe (excluding reserves transferred to Chamaelo under the Plan of Arrangement).

2.2  Date of Acquisition

June 1, 2004

2.3 Consideration

In accordance with the Plan of Arrangement, each share of Viracocha was exchanged, at the election of each Viracocha shareholder, for either (i) 0.248 of a trust unit of the Trust (the "Trust

Units"), representing a value of $2.71 per share of Viracocha, based upon the 30 day weighted average trading price of $10.93 for the Trust Units on the TSX; (ii) 0.248 of an exchangeable share of Provident (the "Exchangeable Shares"); or (iii) a combination of Trust Units and Exchangeable Shares. Each Exchangeable Share is exchangeable by the holder for a Trust Unit on the basis of an exchange ratio, initially equal to one, which is adjusted to reflect the Trust's monthly cash distributions. Under the terms of the Plan of Arrangement, the aggregate number of Exchangeable Shares issuable to Viracocha shareholders was limited to 1,325,000.

Upon completion of the Plan of Arrangement, an aggregate of 12,758,386 Trust Units and 1,325,000 Exchangeable Shares were issued to the former Viracocha shareholders. In lieu of fractional Trust Units or Exchangeable Shares, each former Viracocha shareholder otherwise entitled to receive a fractional Trust Unit or Exchangeable Share was paid a cash amount based on the weighted average trading price of the Trust Units on the TSX.

The transaction was valued at approximately $205.9 million, including the assumption of approximately $52 million of debt and working capital.

2.4  Effect on Financial Position

Upon completion of the Plan of Arrangement, Provident was amalgamated with Viracocha and continued as Provident Energy Ltd. In accordance with the Plan of Arrangement, Viracocha transferred certain assets to Chamaelo prior to the amalgamation with Provident. Following the acquisition of Viracocha by Provident, Chamaelo continued to hold approximately 58,500 acres and approximately 400 boe/d of production.

Following the completion of the Plan of Arrangement and Provident's concurrent acquisition of Olympia Energy Ltd. ("Olympia") Provident has estimated its annual production will be 30,000 boe/d. Based on reserve reports effective January 1, 2004 for each of Viracocha and Olympia, as well as the reserve report for Provident effective January 1, 2004, Provident has estimated that company share (i) proved developed reserves will increase 46% from 35.5 MMboe to 51.7 MMboe, representing a proved developed reserve life index of 4.6 years; (ii) proved reserves will increase 48% from 41.8 MMboe to 62.0 MMboe, representing a proved reserve life index of 5.1 years; and (iii) proved plus probable reserves will increase by 49% from 54.9 MMboe to 81.5 MMboe, representing a proved plus probable reserve life index of 6.4 years.

A summary of the estimated effects of the acquisitions of Viracocha and Olympia on Provident and the information presented in Provident's Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 contained in the Trust's annual information form for the year ended December 31, 2003 is included in the material change report of the Trust dated June 14, 2004 and is incorporated by reference herein.

2.5  Prior Valuations

None

2.6  Parties to Transaction

Not applicable

2

2.7  Date of Report

June 16, 2004

Item 3  Financial Statements

The unaudited pro forma consolidated financial statements of the Trust are attached in Schedule A hereto. The audited annual consolidated financial statements of Viracocha for the year ended December 31, 2003 are attached in Schedule B hereto. The unaudited consolidated interim financial statements of Viracocha for the three month period ended March 31, 2004 are attached in Schedule C hereto.

3

SCHEDULE A
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

COMPILATION REPORT

To the Trustee of

Provident Energy Trust

June 16, 2004

We have read the accompanying unaudited consolidated pro forma balance sheet of Provident Energy Trust (the Trust) as at March 31, 2004 and the unaudited consolidated pro forma statements of operations for the three months then ended and for the year ended December 31, 2003 and have performed the following procedures.

  Compared the figures in the columns captioned "Provident Energy Trust" to the unaudited financial statements of the Trust as at March 31, 2004 and for the three months then ended, and the audited financial statements of the Trust for the year ended December 31, 2003, respectively, and found them to be in agreement.

  Compared the figures in the column captioned "Redwater January 1, 2003 to June 30, 2003" to the unaudited financial statements of the Redwater natural gas liquids processing system, a segment of Williams Energy (Canada) Inc. ( Redwater ) for the period January 1, 2003 to June 30, 2003.

  Compared the amounts in the column captioned Redwater July 1, 2003 to September 29, 2003 to the unaudited financial information of the Redwater natural gas liquids processing system, a segment of Williams Energy (Canada) Inc. ( Redwater ) for the period July 1, 2003 to September 29, 2003 and found them to be agreement.

  Compared the figures in the columns captioned Olympia to the unaudited financial statements of Olympia Energy Inc. as at and for the three months ended March 31, 2004 and the audited financial statements of Olympia Energy Inc. for the year ended December 31, 2003, respectively, and found them to be in agreement.

  Compared the figures in the columns captioned Viracocha to the unaudited financial statements of Viracocha Energy Inc. as at and for the three months ended March 31, 2004 and the audited financial statements of Viracocha Energy Inc. for the year ended December 31, 2003, respectively, and found them to be in agreement.

  Made enquiries of certain officials of the Trust who have responsibility for financial and accounting matters about:

(a) the basis for determination of the pro forma adjustments; and

(b) whether the pro forma financial statements comply as to form in all material respects with the Securities Acts of the various Provinces of Canada (the Acts ).

The officials:

(a) described to us the basis for determination of the pro forma adjustments, and

(b) stated that the pro forma statements comply as to form in all material respects with the Acts.

  Read the notes to the pro forma statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

  Recalculated the application of the Olympia, Viracocha and Redwater pro forma adjustments to the aggregate of the amounts in the columns captioned "Provident Energy Trust , Olympia and Viracocha for the year ended December 31, 2003 and "Redwater" for the periods applicable and found the amounts in the columns captioned Sub-total Redwater January 1 to September 29 , Total Provident , and Combined to be arithmetically correct.

  Recalculated the application of the Olympia and Viracocha pro forma adjustments to the aggregate of the amounts in the columns captioned Provident Energy Trust , Olympia , and Viracocha as at and for the three month period ended March 31, 2004 and found the amounts in the column captioned Combined to be arithmetically correct.

A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

(Signed) PricewaterhouseCoopers LLP
Chartered Accountants

Calgary, Alberta

PROVIDENT ENERGY TRUST
CONSOLIDATED PRO FORMA BALANCE SHEET
As at March 31, 2004
Canadian dollars (000s)
(unaudited)

	Provident
	Energy		Olympia		Viracocha
	Trust	Olympia	adjustments	Viracocha	adjustments	Combined
Assets

Current assets
Cash	$ 92	$2	$ -	$ -	$ -	$ 94
Accounts receivable	132,280	10,131	-	6,152	2,400	150,963
Investment in High Point Energy Corp.	-	10	-	-	-	10
Petroleum product inventory	14,037	-	-	-	-	14,037
Deferred derivative loss	18,542	-	-	-	-	18,542
Prepaids	5,745	574	-	555	-	6,874

	170,696	10,717	-	6,707	2,400	190,520

Cash reserve for future site reclamation	2,095	-	-	-	-	2,095
Goodwill	102,443	-	102,717	6,484	118,190	329,834
Property, plant and equipment	862,697	153,523	8,829	131,008	(21,101)	1,134,956

	$1,137,931	$164,240	$111,546	$144,199	$99,489	$1,657,405

Liabilities

Current liabilities
Accounts payable and accrued liabilities	$ 136,284	$17,453	$ 3,400	$ 9,881	$138	$ 167,156
Bank debt	-	49,194	(49,194)	49,786	(49,786)	-
Capital tax payable	-	-	-	138	(138)	-
Non-hedging derivative instruments	40,586	538	-	-	-	41,124
Cash distribution payable	9,169	-	-	-	-	9,169

	186,039	67,185	(45,794)	59,805	(49,786)	217,449

Long-term debt	178,800	-	49,194	2,976	49,786	280,756
Capital lease obligation	-	-	-	84	-	84
Deferred lease obligation	-	-	-	112	-	112
Asset retirement obligation	33,023	1,834	-	7,763	-	42,620
Future income taxes	44,256	33,797	5,988	14,336	2,005	100,382

Unitholders' Equity
Unitholders' contributions	858,644	-	148,848	-	141,873	1,149,365
Capital stock	-	21,658	(21,658)	52,251	(52,251)	-
Exchangeable shares	17,441	-	14,734	-	14,734	46,909
Convertible debentures	119,377	-	-	-	-	119,377
Contributed surplus	870	1,124	(1,124)	423	(423)	870
Accumulated (loss)/retained earnings	(6,280)	38,642	(38,642)	6,449	(6,449)	(6,280)
Accumulated cash distributions	(279,054)	-	-	-	-	(279,054)
Accumulated interest on convertible debentures	(15,185)	-	-	-	-	(15,185)

	695,813	61,424	102,158	59,123	97,484	1,016,002

	$1,137,931	$164,240	$111,546	$144,199	$99,489	$1,657,405

PROVIDENT ENERGY TRUST
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
for the three months ended March 31, 2004
Canadian dollars (000s)
(unaudited)

	Provident
	Energy		Olympia		Viracocha
	Trust	Olympia	Adjustments	Viracocha	Adjustments	Combined
Revenue
Revenue, net of royalties	$266,647	$15,953	$ (3,309)	$12,898	$ (1,247)	$ 292,046
					1,104
Realized loss on non-hedging derivative
instruments	(9,656)	-	(73)	-	(1,104)	(10,833)
Unrealized loss on non-hedging derivative
instruments	(22,044)	(538)	-	-	-	(22,582)
Royalties	-	(3,257)	3,257	-	-	-
	234,947	12,158	(125)	12,898	(1,247)	258,631
Expenses
Cost of goods sold	180,536	-	-	-	-	180,536
Production, operating and maintenance	27,548	2,653	-	3,461	(413)	33,249
Transportation	1,234	-	-	-	-	1,234
General and administrative	4,831	801	-	689	-	6,321
Stock-based compensation	-	164	-	-	-	164
Interest on long-term debt	2,144	496	-	625	-	3,265
Amortization of convertible debenture	-	-	-	8	-	8
Depletion, depreciation and accretion	34,449	5,389	370	5,778	(2,206)	43,780
	250,742	9,503	370	10,561	(2,619)	268,557

Income (loss) before taxes	(15,795)	2,655	(495)	2,337	1,372	(9,926)

Capital taxes	1,005	-	795	74	-	1,874
Current taxes	-	795	(795)	-	-	-
Future income tax expense (recovery)	(14,549)	(622)	(176)	498	487	(14,362)

	(13,544)	173	(176)	572	487	(12,488)

Net income (loss) for the period	$(2,251)	$2,482	$ (319)	$1,765	$ 885	$ 2,562

Net income per unit - basic	(0.06)					Nil
Net income per unit - diluted	(0.06)					Nil

PROVIDENT ENERGY TRUST
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
for the year ended December 31, 2003
Canadian dollars (000s)
(unaudited)

				Sub-total
		Redwater	Redwater	Redwater
	Provident	January 1, 2003	July 1, 2003	January 1, 2003
	Energy	to	to	to	Redwater	Total		Olympia		Viracocha
	Trust	June 30, 2003	September 29, 2003	September 29, 2003	adjustments	Provident	Olympia	adjustments	Viracocha	adjustments	Combined
Revenue
Sales	473,571	350,694	143,012	493,706	-	967,277	48,418	-	47,731	(7,227)	1,056,199
Royalties	(72,869)	-	-	-	-	(72,869)	(8,866)	(500)	(9,651)	767	(91,119)
	400,702	350,694	143,012	493,706	-	894,408	39,552	(500)	38,080	(6,460)	965,080

Expenses
Cost of goods sold	153,147	318,734	123,526	442,260	-	595,407	-	-	-	-	595,407
Production, operating and
maintenance	84,040	17,169	11,007	28,176	-	112,216	8,532	-	9,872	(2,102)	128,518
General and administrative	16,670	4,234	1,542	5,776	-	22,446	3,511	786	2,090	-	28,833
Management internalization	18,592	-	-	-	-	18,592	-	-	-	-	18,592
Interest on bank debt	9,733	3,144	1,581	4,725	(3,575)	10,883	1,707	-	1,432	-	14,022
Bad debt expense	-	8,418	-	8,418	-	8,418	-	-	-	-	8,418
Amortization of convertible
debenture	-	-	-	-	-	-	-	-	107	-	107
Depletion, depreciation and
accretion	138,272	3,079	1,540	4,619	2,258	145,149	13,324	1,362	15,377	(2,306)	172,906
	420,454	354,778	139,196	493,974	(1,317)	913,111	27,074	2,148	28,878	(4,408)	966,803

Gain on sale of High Point shares	-	-	-	-	-	-	1,087	-	-	-	1,087

Income (loss) before taxes	(19,752)	(4,084)	3,816	(268)	1,317	(18,703)	13,565	(2,648)	9,202	(2,052)	(636)

Capital taxes	3,332	-	-	-	402	3,734	-	486	344	97	4,661
Current taxes	-	(117)	-	(117)	117	-	458	(458)	-	-	-
Future income tax expense
(recovery)	(56,478)	(1,433)	-	(1,433)	(320)	(58,231)	110	(940)	1,741	(728)	(58,048)

	(53,146)	(1,550)	-	(1,550)	199	(54,497)	568	(912)	2,085	(631)	(53,386)

Net income (loss) for the period	33,394	(2,534)	3,816	1,282	1,118	35,794	12,997	(1,736)	7,117	(1,421)	52,750
Net income per unit - basic	0.38										0.36
Net income per unit - diluted	0.38										0.36

PROVIDENT ENERGY TRUST
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2004
(in thousands of Canadian dollars)

1.  Basis of Presentation

The pro forma consolidated financial statements of Provident Energy Trust ("Provident") have been prepared by management to give effect to the purchase of the Redwater natural gas liquids processing system ("Redwater") from Williams Energy (Canada), Inc. and to give effect to the purchase of Viracocha Energy Inc. ( Viracocha ) and Olympia Energy Inc. ( Olympia ) which have been involved in oil and gas exploration, development and production in Canada. The Redwater assets are comprised of the extraction and fractionation assets of the Redwater facility, a liquids gathering system and the Younger plant. These pro forma consolidated financial statements have been prepared for inclusion in the business acquisition reports of Provident.

The March 31, 2004 pro forma consolidated statement of operations has been prepared from:

Provident's unaudited consolidated financial statements as at and for the three months ended March 31, 2004.

Viracocha's unaudited consolidated financial statements as at March 31, 2004 and for the three months then ended with related adjustments.

Olympia s unaudited consolidated financial statements as at March 31, 2004 and for the three months then ended with related adjustments.

The December 31, 2003 pro forma consolidated statement of operations has been prepared from:

Provident's audited consolidated financial statements as at and for the year ended December 31, 2003.

Viracocha's audited consolidated financial statements as at December 31, 2003 and for the year then ended with related adjustments.

Olympia s audited consolidated financial statements as at December 31, 2003 and for the year then ended with related adjustments.

The unaudited financial statements of Redwater for the six months ended June 30, 2003 with related adjustments.

The unaudited records of Redwater for the period July 1, 2003 to September 29, 2003.

In the opinion of the management of Provident, the pro forma consolidated financial statements include all adjustments necessary for fair presentation. The March 31, 2004 pro forma consolidated balance sheet gives effect to the Viracocha and Olympia transactions as if the transactions occurred on March 31, 2004; the March 31, 2004 and December 31, 2003 pro forma consolidated statements of operations gives effect to the transactions as if they occurred on January 1, 2003.

The pro forma consolidated financial statements may not be indicative of the results of operations of the Trust which will be obtained upon completion of the arrangements. In preparing the pro forma consolidated financial statements, no adjustments have been made to reflect any operating or administrative cost savings that may have been achieved prior to the acquisition dates that may result from the operations of the combined assets. The purchase price allocation for Viracocha and Olympia is based on estimates and the actual allocation could vary from these estimates.

The pro forma consolidated financial statements should be read in conjunction with the financial statements, as listed in note 1.

2.  Redwater Purchase

On September 30, 2003, Provident acquired Western Canadian midstream assets ( Redwater ) for $298.6 million. The purchase price was financed through $35.8 million of long-term debt, $71.8 million of net proceeds from the issuance of convertible debentures, and $191.1 million in net proceeds from the issuance of 19,205,000 trust units.

Provident allocated the purchase price of Redwater as follows:
Net assets acquired
Petroleum product inventory	$15,413
Property, plant and equipment (includes acquisition costs of $6,763)	283,225
$298,638
The acquisition was financed by:
Long-term debt	$35,768
Issuance of trust units (net of costs $10,582)	191,070
Issuance of convertible debentures (net of costs of $3,200)	71,800
$298,638

3.  Acquisition of Viracocha

On April 6, 2004 Provident entered into an agreement to acquire Viracocha for consideration of 12,758,386 Trust units and 1,325,000 exchangeable shares with a fair value of $156.6 million. The transaction has been accounted for using the purchase method with the allocation of the purchase price as follows:
NET ASSETS ACQUIRED AND LIABILITIES ASSUMED
Goodwill	$124,673
Property, plant and equipment	109,907
Working capital deficiency	(3,311)
Bank debt	(52,762)
Capital lease obligation	(84)
Deferred lease obligation	(112)
Asset retirement obligation	(7,763)
Future income taxes	(16,341)
$154,207
CONSIDERATION
Acquisition costs	$9,000
Option and warrant proceeds	(11,400)
Exchangeable shares	14,734
Trust units issued	141,873
$154,207

4. Acquisition of Olympia

On April 6, 2004 Provident entered into an agreement to acquire Olympia for consideration of 13,385,579 Trust units and 1,325,000 exchangeable shares with a fair value of $163.6 million. The transaction has been accounted for using the purchase method with the allocation of the purchase price as follows:

NET ASSETS ACQUIRED AND LIABILITIES ASSUMED
Goodwill	$102,717
Property, plant and equipment	162,352
Working capital deficiency	(6,736)
Bank debt	(49,194)
Asset retirement obligation	(1,834)
Non-hedging derivative instrument	(538)
Future income taxes	(39,785)
$166,982
CONSIDERATION
Acquisition costs	$8,700
Option and warrant proceeds	(5,300)
Exchangeable shares	14,734
Trust units issued	148,848
$166,982

5.  Pro Forma Adjustments and Assumptions

  The pro forma financial statements have been prepared as if Chamaelo Energy Inc. commenced operations on January 1, 2003 and the results of its operations have been eliminated. Accrete Energy Inc. operations were nil for 2003 and 2004. The two companies were spun-out of Viracocha and Olympia prior to acquisition.

  Interest on the cash portion of the acquisitions has been calculated using Provident's weighted average interest rate of 4.4%.

  Short-term debt has been reclassified to long-term debt as Olympia s and Viracocha s debt was replaced by the Trust s syndicated long-term debt.

  Depletion and depreciation has been adjusted to reflect the pro forma value of the oil and gas assets, as if the acquisitions had occurred at the beginning of the period.

  Alberta Royalty Tax Credits have been reduced to reflect the maximum claim allowed under association rules.

  The current taxes on incremental income are assumed to be passed on to the unitholders. The future income tax expense has been adjusted to reflect the impact on earnings of these adjustments at Provident s substantially enacted corporate rate of 35.5%.

  Royalties with respect to Olympia have been reclassified to Revenue, net of royalties to be consistent with Provident's disclosure.

  Realized losses on non-hedging derivative instruments have been reclassified from Revenue, net of royalties to be consistent with Provident's disclosure.

  The pro forma net income per trust unit for the three months ended March 31, 2004 was nil per unit. Net income in the basic per trust unit calculations has been reduced by interest on convertible debentures. The pro forma financial statements were calculated based on 116,834,782 weighted average number of units outstanding during the period. On a diluted basis, net income for the three months ended March 31, 2004 was nil per unit and was calculated using an additional 142,924 trust units for the dilutive effect of the unit option plan. Provident s convertible debentures are not included in the computation of diluted earnings per unit as their effect is anti-dilutive. If all convertible debentures were converted, an additional 11,783,340 trust units would be outstanding for a total of 128,761,046 diluted units outstanding.

The pro forma net income per trust unit for the year ended December 31, 2003 was $0.36 per unit. Net income in the basic per trust unit calculations has been reduced by interest on convertible debentures. The pro forma financial statements was calculated based on 111,762,140 weighted average number of units outstanding during the period. On a diluted basis, net income in the year was $0.36 per unit and was calculated using an additional 50,098 trust units for the dilutive effect of the unit option plan. Provident s convertible debentures are not included in the computation of diluted earnings per unit as their effect is anti-dilutive. If all convertible debentures were converted, an additional 11,454,152 trust units would be outstanding for a total of 123,266,390 diluted units outstanding.

SCHEDULE B

AUDITED ANNUAL CONSOLIDATED FINANCIAL STATEMENTS
OF VIRACOCHA ENERGY INC.

AUDITORS' REPORT

To the Directors of Viracocha Energy Inc.

We have audited the consolidated balance sheets of Viracocha Energy Inc. as at December 31, 2003 and 2002 and the consolidated statements of operations and retained earnings (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

(signed) KPMG LLP

Chartered Accountants
Calgary, Alberta

April 27, 2004

Viracocha Energy Inc.
Consolidated Balance Sheets

As at December 31,	2003	2002
	$	$

Assets
Current assets:
Accounts receivable	6,163,527	4,415,908
Prepaid expenses and other	869,483	843,832
	7,033,010	5,259,740

Oil and natural gas properties and equipment (note 5)	119,912,678	40,614,567

Goodwill	6,483,578	-
	133,429,266	45,874,307

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	15,402,504	4,900,922
Capital tax payable	207,953	41,518
Revolving credit facility (note 6)	42,504,822	2,019,362
	58,115,279	6,961,802
Long-term debt (note 7)	2,968,189	3,436,233

Capital lease obligation (note 8)	93,688	-

Deferred lease obligation (note 13)	131,124	297,039

Future income taxes (note 9)	13,451,435	4,907,814

Provision for future site restoration costs	2,290,985	855,761

Shareholders' equity:
Share capital (note 10)	52,242,797	32,579,258
Contributed surplus (note 10)	181,850	-
Retained earnings (deficit)	3,953,919	(3,163,600)
	56,378,566	29,415,658
	133,429,266	45,874,307

See accompanying notes to the consolidated financial statements
Approved by the Board of Directors

Director, "signed" Rob Zakresky	Director, "signed" Rob Jepson

Viracocha Energy Inc.
Consolidated Statements of Operations and Retained Earnings (Deficit)

Year ended December 31,	2003	2002
	$	$

Revenue:
Oil and natural gas, net of royalties	38,080,483	10,979,703

Expenses:
Production	9,872,353	3,017,368
General and administrative (Note 2)	2,089,791	1,985,194
Interest on indebtedness	1,432,119	345,912
Depletion, depreciation and amortization	15,376,734	4,112,278
Amortization of convertible debenture	106,956	394,390
	28,877,953	9,855,142

Gain on equity investment	-	135,306
Earnings before taxes	9,202,530	1,259,867

Taxes (note 9):
Capital taxes	344,123	93,325
Future income taxes	1,740,888	536,326
	2,085,011	629,651

Net earnings	7,117,519	630,216
Deficit, beginning of year	(3,163,600)	(3,793,816)

Retained earnings (deficit), end of year	3,953,919	(3,163,600)

Net earnings per share:
Basic	0.17	0.03
Diluted	0.15	0.03

See accompanying notes to the consolidated financial statements

Viracocha Energy Inc.
Consolidated Statements of Cash Flows

Year ended December 31,	2003	2002
	$	$
Cash provided by (used in):

Operating:
Net earnings	7,117,519	630,216
Items not affecting cash:
Depletion, depreciation and amortization	15,376,734	4,112,278
Amortization of convertible debenture	106,956	394,390
Stock-based compensation	181,850	-
Gain on equity investment	-	(135,306)
Loss (gain) on sale of equipment	(6,397)	12,491
Future income taxes	1,740,888	536,326
Cash flow from operations	24,517,550	5,550,395
Net change in non-cash operating working capital	1,136,685	(226,400)
	25,654,235	5,323,995

Financing:
Increase in revolving credit facility	40,485,460	464,673
Decrease in deferred lease obligation	(165,915)	-
Decrease in capital lease obligation	(20,177)	-
Issuance of share capital	12,004,997	11,800,000
Share issue costs	(838,106)	(988,293)
	51,466,259	11,276,380

Investments:
Corporate acquisition (Note 3)	(15,076,376)	(11,784,335)
Purchase and development of oil and natural gas properties and
equipment	(72,152,099)	(5,998,755)
Sale of oil and natural gas properties and equipment	1,936,730	889,000
Sale of investments	-	66,098
Site restoration costs incurred	(48,704)	(11,931)
Change in non-cash investing working capital	8,219,955	239,548
	(77,120,494)	(16,600,375)

Change in cash	-	-
Cash, beginning of year	-	-

Cash, end of year	-	-

Interest paid	1,432,119	341,984
Taxes paid	192,109	110,016

See accompanying notes to the consolidated financial statements

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Years ended December 31, 2003 and 2002

Viracocha Energy Inc. (the "Company") is incorporated under the Business Corporations Act (Alberta). The Company commenced trading on the Toronto Stock Exchange on October 8, 2002. The Company is engaged in the acquisition, development and exploration for and production and marketing, of petroleum and natural gas reserves in Alberta and Saskatchewan.

1.  SIGNIFICANT ACCOUNTING POLICIES

a) Basis of presentation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. These consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada.

b) Oil and natural gas properties and equipment

The Company follows the full cost method of accounting whereby all costs related to the acquisition of, exploring for and developing oil and natural gas reserves are capitalized and charged against earnings as set out below. Such costs include land acquisition costs, geological and geophysical expenses, production equipment, carrying charges of non-producing properties, costs of drilling both productive and nonproductive wells and overhead charges directly related to acquisition, exploration and development activities.

These costs, together with the estimated future costs to be incurred in developing proved reserves, are depleted or depreciated using the unit-of-production method based on the proved reserves before royalties as estimated by independent petroleum engineers. Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content of six thousand cubic feet of natural gas to one barrel of oil. The costs of undeveloped properties are excluded from the costs subject to depletion and depreciation until it is determined whether proved reserves are attributable to the properties or impairment occurs.

The capitalized costs less accumulated depletion and depreciation and the provisions for future income taxes and site restoration costs are limited to an amount equal to the estimated undiscounted future net revenue from proved reserves, based on year-end prices plus the cost (net of impairments) of unproved properties less estimated future capital costs, future site restoration, general and administrative, financing and income tax costs.

Proceeds from the sale of oil and natural gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would result in a change in the depletion rate of 20% or more.

c) Other equipment

Other equipment is depreciated using the straight-line method over the estimated useful life of three years.

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Years ended December 31, 2003 and 2002

d) Goodwill

Goodwill, which represents the excess of purchase price over the fair value of net assets received in an acquisition, is tested for impairment on an annual basis in the fourth quarter. A goodwill impairment loss would be recognized when the carrying amount of goodwill exceeds its fair value. Should the test result in an impairment, it will be charged to income in the period of the impairment.

e) Provision for future site restoration costs

The estimated costs for future site restoration are provided for using the unit-of-production method. Estimated costs are based on engineering estimates in accordance with regulations in effect at year-end. The annual charge is included in depletion, depreciation and amortization expense and actual site restoration expenditures are charged to the accumulated provision account as incurred.

f) Use of estimates

The amounts recorded for depletion and depreciation of capital assets and the provision for future site restoration are based on estimates. The ceiling test is based on estimates of proved reserves, production rates, oil and gas prices, future costs and other relevant assumptions. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant.

g) Joint venture accounting

Portions of the Company's oil and natural gas activities are conducted jointly with others and accordingly these financial statements reflect only the Company's proportionate interest in such activities.

h) Revenue recognition

Oil and natural gas revenues are recognized when title and risks pass to the purchaser.

i) Convertible debentures

Convertible debentures are recorded as the amount of proceeds received less the amount attributed to the conversion feature which is included as part of shareholders' equity. The difference between the recorded amount and the face value of the convertible debentures is charged to income and included in annual accretion of discount of convertible debentures on an effective yield basis.

j) Income taxes

The Company follows the liability method of accounting for future income taxes, whereby temporary differences arising from the difference between the tax basis of an asset or liability and its carrying amount on the balance sheet are used to calculate future income tax liabilities or assets. Future income tax liabilities or assets are calculated using tax rates anticipated to apply in the periods that the temporary differences are expected to reverse.

k) Stock-based compensation

The Company has a stock-based compensation plan, which is described in note 10(f). The Company applies the fair value method for valuing stock options granted to employees and directors. Under this method, compensation cost attributable to stock options granted to employees and directors is measured at

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Years ended December 31, 2003 and 2002

fair value at the grant date and expensed over the vesting period with a corresponding increase to contributed surplus. Upon the exercise of the stock options, consideration paid together with the amount previously recognized in contributed surplus is recorded as an increase to share capital.

l) Flow-through shares

The resource expenditure deductions for income tax purposes related to exploratory and development activities funded by flow-through share arrangements are renounced to investors in accordance with income tax legislation. Capital stock is reduced and future income tax liability is increased by the estimated tax cost of these renounced expenditures.

m) Hedging activities

The Company uses forward physical contracts to hedge exposure to commodity prices. Gains and losses on oil and natural gas transactions are reported as adjustments to oil and natural gas revenue when the related production is delivered and sold.

n) Per share information

Per share information is computed using the weighted average number of common shares outstanding during the year. Diluted per share information is calculated using the treasury stock method for options and warrants and the "if-converted" method for convertible debentures. The treasury stock method assumes that any proceeds obtained upon exercise of options and warrants would be used to purchase common shares at the average market price during the year. The "if-converted" method assumes that the convertible debentures had been converted into common shares at the exercise price. Any interest or amortization of the discount on the convertible debenture is added back to net earnings (loss) for purposes of per share calculations. No adjustment to diluted earnings per share is made if the result of these calculations is anti-dilutive.

2.  CHANGE IN ACCOUNTING POLICY

Effective January 1, 2003, the Company elected to prospectively adopt new transitional provisions to the Canadian accounting standards on stock-based compensation which requires the use of the fair value method for valuing stock option grants. Under this method, compensation cost attributable to stock options granted to employees and directors is measured at fair value at the grant date and expensed over the vesting period with a corresponding increase to contributed surplus. Upon the exercise of the stock options, consideration paid together with the amount previously recognized in contributed surplus is recorded as an increase to share capital. Pursuant to the transition rules, the expense recognized applies to stock options granted on or after January 1, 2003. As a result of adopting this amended standard, net earnings for the year ended December 31, 2003 decreased by $181,850 and contributed surplus increased by an equal amount. See Note 10 for additional information regarding the nature of the plan and the associated compensation expense. The Company has disclosed pro forma results for stock options granted in 2002.

3.  CORPORATE ACQUISITIONS

a) On January 3, 2003, the Company acquired all of the issued and outstanding shares of C&D Oil & Gas Ltd. ("C&D"), a private company involved in the exploration, development and production of oil and natural gas in Western Canada for a total purchase price of $22,721,629. The acquired company's properties are located within the Company's Central Alberta core area. The acquisition has been accounted for by the purchase method of accounting as follows:

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Years ended December 31, 2003 and 2002

Consideration of acquisition	Amount ($)
Cash	15,000,000
Issuance of 5,500,000 Class A common shares	7,425,000
Issuance of 500,000 share purchase warrants	178,000
Purchase price adjustment	64,023
Transaction costs	54,606
22,721,629

Net assets acquired	Amount ($)
Cash	42,253
Working capital	502,179
Capital assets	22,815,000
Goodwill	6,483,578
Future income taxes	(7,121,381)
22,721,629

The net cash consideration for the acquisition was $15,076,376 comprised of the original $15,000,000 cash, purchase price adjustments of $64,023 and transaction costs of $54,606 less a $42,253 cash balance acquired from C&D.

b) On July 16, 2002, the Company acquired all of the issued and outstanding shares of Rozsa Petroleum Ltd. ("Rozsa"), a private company involved in the exploration, development and production of oil and natural gas in Western Canada for a total purchase price of $28,876,950. The acquisition resulted in the Company establishing a strategic core area to further develop and build upon. The acquisition has been accounted for by the purchase method of accounting as follows:

Consideration of acquisition	Amount ($)
Cash	15,138,000
Issuance of 9,900,000 Class A common shares (note 10(b))	13,365,000
Adjustment under GAAP for shares issued (note 10(b))	(3,465,000)
Purchase price adjustment 88,950 Class A common shares (note 10(b))	120,083
Adjustment under GAAP for shares to be issued (note 10(b))	(31,133)
Issuance of $3,000,000 convertible debenture (note 7)	3,000,000
Issuance of 3,000,000 share purchase warrants (note 10(b))	750,000
28,876,950

Net assets acquired	Amount ($)
Cash	3,353,665
Working capital	734,539
Capital assets	28,658,166
Future income taxes	(2,900,760)
Deferred rent obligation (note 13)	(369,447)
Future site restoration costs	(599,213)
28,876,950

The Company acquired a cash balance of $3,353,665 with the acquisition of Rozsa. The net cash consideration for the acquisition was $11,784,335. Concurrent with the acquisition, the Company has reduced the valuation allowance recorded against the realization of future income taxes in the amount of $1,171,801. This has been reflected in the net assets acquired as a reduction in the recorded amounts for capital assets and future income taxes.

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Years ended December 31, 2003 and 2002

4.  INVESTMENTS

During the year ended December 31, 2002, the Company sold its 31% interest in Innovative Production Technologies Ltd. ("IPTL"). The total consideration of $926,098 was comprised of cash of $66,098 and 600,000 common shares of the Company. Of the total investment sold, 64% was sold to a former officer of the Company, 24% was sold to a consultant to the Company and the remaining 12% was sold to arm's length parties.

5.  OIL AND NATURAL GAS PROPERTIES AND EQUIPMENT

		Accumulated
		Depletion and
	Cost	Depreciation	Net Book Value
2003	$	$	$
Oil and natural gas properties	141,062,516	21,799,958	119,262,558
Other equipment	911,490	261,370	650,120

	141,974,006	22,061,328	119,912,678

		Accumulated
		Depletion and
	Cost	Depreciation	Net Book Value
2002	$	$	$
Oil and natural gas properties	48,133,282	8,040,943	40,092,339
Other equipment	634,078	111,850	522,228

	48,767,360	8,152,793	40,614,567

As at December 31, 2003, the cost of oil and natural gas properties includes $11,433,611 (2002 - $7,191,732) relating to properties from which there is no production and which have been excluded from costs subject to depletion and depreciation. During the year ended December 31, 2003 the provision for depletion, depreciation and amortization includes $1,483,928 (2002 - $220,861) for future site restoration. During the year ended December 31, 2003, the Company capitalized $731,335 (2002 - $54,892) of general and administrative costs.

As at December 31, 2003, the estimated future site restoration costs are $12,268,000 (2002 - $4,336,500).

6.  REVOLVING CREDIT FACILITY

The Company has a revolving operating demand loan credit facility available up to $46.0 million bearing interest at prime plus a premium ranging between 0% and 1.25% based on the Company's debt to cash flow ratio with a Canadian bank. The credit facility also includes a $4.0 million non-revolving development demand loan bearing interest at prime plus 0.75%. The credit facility is secured by a $75 million fixed and floating charge debenture on the assets of the Company.

7.  LONG-TERM DEBT

The convertible debentures with a principal sum aggregating $575,000 bear interest at the rate of 8.0% per annum, calculated monthly, are repayable in full on November 9, 2004, and are unsecured. After eighteen months from the issue date the debentures are callable, under certain conditions at the option of the Company, together with interest accrued on such principal. In addition, the debentures are convertible, at the option of the

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Years ended December 31, 2003 and 2002

holder, at a conversion price of $1.48 per share at anytime prior to the close of business on November 9, 2004. In conjunction with the convertible debentures, 287,500 warrants were issued (note 10(d)).

During the year ended December 31, 2003 the Company issued 388,511 common shares at a price of $1.48 per share to certain officers and a director of the Company upon the conversion of the $575,000 principal value convertible debentures.

The convertible debentures with a principal sum aggregating $3,000,000 bear interest at the rate of 7.5% per annum, calculated quarterly, are repayable in full on July 15, 2005, and are unsecured. The debentures are callable, under certain conditions at any time subsequent to July 16, 2004, at the option of the Company, together with interest accrued on such principal. In addition, the debentures are convertible, at the option of the holder, at a conversion price of $1.10 per share at anytime prior to the close of business on July 15, 2005.

The principal amount has been allocated between debt and equity components as follows:
	2003	2002
	$	$
8.0% Convertible debenture	-	575,000
7.5% Convertible debenture	3,000,000	3,000,000
Less equity component	(533,157)	(533,157)
Add: accretion of discount on conversion feature	501,346	394,390
	2,968,189	3,436,233

8.  CAPITAL LEASE OBLIGATION

Leases related to automobiles, having an initial cost of $154,151 have been classified as capital leases and are included in capital assets. The capital lease obligations reflect the present value of future minimum payments under these leases, discounted at the interest rates implicit in the leases. The interest rates implicit in these leases range from 7.7% to 8.3% with a weighted average rate of 8.0%. At December 31, 2003, the future minimum lease payments under capital leases were:
2003
$
2004	49,509
2005	47,636
2006	45,925
2007	8,750
Total minimum lease payments	151,820
Less: Amount representing interest	17,846
Present value of minimum lease payments	133,974
Less: Current portion included in accounts payable and accrued liabilities	40,286
93,688

9.  TAXES

a) The provision for income taxes on the statement of operations and retained earnings (deficit) differs from the amount that would be computed by applying the expected tax rates to net earnings before income taxes. The reasons for the difference between such expected income tax expense and the amount recorded are as follows:

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Years ended December 31, 2003 and 2002

	2003	2002
Income tax rate	40.62%	42.12%
	$	$
Expected income tax expense (recovery)	3,738,068	530,656
Increase (decrease) in income taxes resulting from:
Non-deductible crown charges	2,528,173	932,278
Alberta Royalty Tax Credit	(187,880)	(102,632)
Resource allowance	(2,538,637)	(768,515)
Attributed Canadian Royalty Income	-	(70,468)
Capital taxes	344,123	93,325
Reduction of tax rates	(1,953,507)	76,821
Other	154,671	(61,814)
	2,085,011	629,651

b) The components of the net future income tax liability at December 31 are as follows:

	2003	2002
	$	$
Future income tax liabilities:
Capital assets	15,060,460	5,914,295
Future income tax assets:
Future site restoration costs	(793,139)	(270,335)
Share issue costs	(538,078)	(444,916)
Deferred rent obligation	(47,768)	(125,113)
Capital lease obligation	(47,400)	-
Long-term debt	(182,640)	(166,117)

Net future income tax liability	13,451,435	4,907,814

10.  SHARE CAPITAL

a) Authorized

Unlimited number of Class A Common Shares
Unlimited number of Class B Common Shares
Unlimited number of Preferred Shares

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Years ended December 31, 2003 and 2002

b) Issued and outstanding Class A Common Shares

	December 31, 2003		December 31, 2002
	Number of	Amount	Number of	Amount
	shares	$	shares	$
Balance, beginning of year	34,078,869	31,296,101	15,139,919	12,826,172
Exercise of Special Warrants	-	-	7,000,000	7,000,000
Shares issued for cash	5,581,394	11,999,997	300,000	300,000
Corporate acquisition	5,500,000	7,425,000	9,900,000	13,365,000
Adjustment under GAAP for corporate acquisition
(see following)	-	-	-	(3,465,000)
Purchase price adjustment	-	-	88,950	120,083
Adjustment under GAAP for corporate acquisition
(see following)	-	-	-	(31,133)
Flow-through shares issued for cash	-	-	2,250,000	4,500,000
Future tax effect on flow-through shares	-	-	-	(1,900,000)
Shares cancelled and returned to treasury upon sale
of investment (note 4)	-	-	(600,000)	(860,000)
Exercise of stock options	5,000	5,000	-	-
Conversion of debentures	388,511	575,000	-	-
Share issue costs	-	(838,106)	-	(988,293)
Future tax effect on share issue costs	-	318,648	-	429,272
Balance, end of year	45,553,774	50,781,640	34,078,869	31,296,101
Share purchase warrants for corporate acquisition	-	928,000	-	750,000
Equity portion of convertible debenture	-	533,157	-	533,157
	45,553,774	52,242,797	34,078,869	32,579,258

No Class B common shares or preferred shares have been issued.

As partial consideration for the acquisition of Rozsa on July 16, 2002, the Company issued 9,900,000 common shares at a negotiated value of $1.35 per common share. An additional 88,950 common shares were issued at the negotiated price of $1.35 per common share as consideration for post closing purchase price adjustments. In determining fair value in a business combination (i.e. the acquisition of Rozsa), generally accepted accounting principles look to both the fair value given and the fair value received in recording the transaction. As the Company was a private company at the time of the acquisition, it was necessary, for accounting purposes, to record the share value based on recent issuances of common shares for cash consideration as opposed to the negotiated price noted above. As such, the share capital was reduced to reflect the difference between the negotiated price and other share issuances for cash completed in July 2002.

c) Special Warrants

On July 10, 2002 the Company closed a Special Warrant financing whereby the Company issued 7,000,000 Special Warrants for $1.00 per Special Warrant for proceeds of $6,621,955, net of share issue costs and related future income tax. The Special Warrants were then converted to Class A common shares upon receipt of final prospectus on September 23, 2002.

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Years ended December 31, 2003 and 2002

d) Warrants

		Weighted average
		exercise price
	Number of warrants	$
Balance at December 31, 2002	3,587,500	1.04
Corporate acquisition	500,000	1.35
Balance at December 31, 2003	4,087,500	1.08

In conjunction with the $575,000 principle sum convertible debentures (note 7), 287,500 warrants were issued. Each warrant entitles the holder to acquire one Class A common share of the Company at an exercise price of $1.48 per share. If not exercised, these warrants will expire November 9, 2004.

The 3,000,000 warrants issued in connection with the corporate acquisition of Rozsa are exercisable into one Class A common share of the Company at any time commencing at issuance and ending July 16, 2004 at an exercise price of $1.00 per share.

On July 18, 2002 the Company issued 300,000 warrants to an officer of the Company in conjunction with a private placement of its Class A common shares. Each warrant is exercisable into one Class A common share of the Company at any time commencing at issuance and ending July 15, 2005 at a exercise price of $1.00 per share.

The 500,000 warrants issued in connection with the corporate acquisition of C&D are exercisable into one Class A common share of the Company at any time commencing at issuance and ending December 31, 2004 at an exercise price of $1.35 per share.

e) Issue of flow-through shares

During the year ended December 31, 2002, the Company issued 2,250,000 common shares on a flow-through basis for cash consideration of $4,500,000. Of these shares, 120,000 were issued to directors and officers of the Company.

f) Stock options

Subject to shareholder approval, the Company has authorized the issuance of 4,550,000 common shares under a stock option plan enabling certain officers, directors, employees and consultants to purchase common shares. The Company has reserved for issuance 4,434,300 common shares for this purpose. Under the plan, the exercise price of each option equals the market price of the Company's shares on the date of the grant. The options vest over a period of 3 years and an option's maximum term is 5 years. As at December 31, 2003, 4,434,300 (2002 - 2,898,000) options have been granted and are outstanding at prices ranging from $0.40 -$2.65 per share with expiry dates ranging from May 31, 2005 to December 3, 2008.

Stock option transactions and the number of share options outstanding are summarized as follows:

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Years ended December 31, 2003 and 2002

		Weighted average
	Number of	exercise price
	options	$
Balance, December 31, 2001	740,000	0.79
Options granted	2,258,000	1.28
Options cancelled	(100,000)	1.25
Balance, December 31, 2002	2,898,000	1.15
Options granted	1,541,300	2.40
Options exercised	(5,000)	1.00
Balance, December 31, 2003	4,434,300	1.59
Exercisable at December 31, 2002	445,000	0.79
Exercisable at December 31, 2003	1,467,700	1.10

The range of exercise prices of the Company's stock options outstanding at December 31, 2003 is as follows:
Option Pricing		Outstanding Options		Exercisable Options
		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Exercise	Years to	Number	Exercise
exercise prices	outstanding	Price $	Expiry	exercisable	Price $
$0.00 - $0.99	355,000	0.40	1.7	323,300	0.40
$1.00 - $1.99	2,658,000	1.28	3.6	1,042,700	1.21
$2.00 - $2.65	1,421,300	2.46	4.7	101,700	2.25
$0.00 - $2.65	4,434,300	1.59	3.8	1,467,700	1.10

g) Escrow

At December 31, 2003, there were 2,440,234 common shares held in escrow pursuant to the Escrow Agreement and Toronto Stock Exchange listing requirements. Subsequent to December 31, 2003, all of the remaining shares were released from escrow.

h) Stock-based compensation

Effective January 1, 2003, the Company adopted the new transitional provisions to the Canadian accounting standards on stock-based compensation, which requires the use of the fair value method for valuing stock options granted to employees and directors. Pursuant to the transition rules, the expense recognized applies to stock options granted in 2003. If the fair value method had been used for options granted in 2002, the Company's net earnings and net earnings per share for the years ended December 31, 2003 and 2002 would approximate the following pro forma amounts:
	2003	2002
	$	$
Compensation costs	562,338	156,118
Net earnings:
As reported	7,117,519	630,216
Pro forma	6,555,181	474,098
Basic net earnings per share:
As reported	0.17	0.03
Pro forma	0.15	0.02
Diluted net earnings per share:
As reported	0.15	0.03
Pro forma	0.14	0.02

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Years ended December 31, 2003 and 2002

The fair value of each option granted is estimated on the date of grant using the Black - Scholes option pricing model with the following weighted average assumptions:
	2003	2002
Fair value per option	$1.08	$0.50
Risk-free interest rate	4.0%	4.2%
Expected life	4 years	4 years
Expected volatility	52%	43%
Dividend yield	-	-

i) Per share information

The weighted average number of shares outstanding and net earnings for the determination of basic and diluted per share amounts are as follows:
	2003	2002
Numerator:
Net earnings	$7,117,519	$630,216
Adjustment for interest expense and amortization related to
convertible debentures, net of income tax effect	231,499	-
Net earnings, adjusted	$7,349,018	$630,216

Denominator:
Weighted-average shares used to calculate basic EPS	42,749,281	23,271,789
Dilutive effect of options, warrants, and convertible
debentures	6,653,684	998,803
Diluted number of shares	49,402,965	24,270,592

11.  RELATED PARTY TRANSACTIONS

a) During the year ended December 31, 2002, the Company purchased assets and services of approximately $242,000 from IPTL. These transactions were undertaken at the exchange amount.

b) During the year ended December 31, 2002, the Company purchased assets of $56,000 from an oilfield supply company which is 50% owned by a director of the Company. These transactions were undertaken at the exchange amount.

c) During the year ended December 31, 2003 the Company issued 388,511 common shares at a price of $1.48 per share to certain officers and a director of the Company upon the conversion of the $575,000 principal value convertible debentures.

d) During the year ended December 31, 2002, a convertible debenture amounting to $1,000,000 was issued to a director of the Company.

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Years ended December 31, 2003 and 2002

12.  FINANCIAL INSTRUMENTS

a) Fair values

The carrying value of accounts receivable, revolving credit facility, capital taxes payable, long-term debt and accounts payable and accrued liabilities approximate their fair value.

b) Interest rate risk

As at December 31, 2003 the Company was exposed to floating interest rates with respect to its revolving credit facility.

c) Credit risk

A substantial portion of the Company's accounts receivable are with customers and joint venture partners in the oil and gas industry and are subject to normal industry credit risks. The credit risk on receivables is mitigated by selling to a number of purchasers as well as review of customer credit worthiness.

d) Hedging activities

The Company uses forward physical contracts to hedge exposure to commodity prices. Gains and losses on oil and natural gas transactions are reported as adjustments to oil and natural gas revenue when the related production is delivered and sold. The estimated fair market value at December 31, 2003, had the contracts been settled at that time, would have been a loss of $1.3 million.

At December 31, 2003, the Company held certain physical hedges for a portion of its oil production. Light oil contracts are referenced to the West Texas Intermediate ("WTI") price. The terms of the physical contracts are as follows:
	Volume	WTI
Term	Bbls/d	$US/bbl
Jan 1, 2004 to Dec 31, 2004	500	26.00
an 1, 2004 to Mar 31, 2004	800	29.85

Subsequent to year-end the Company entered into physical hedge contracts as follows:

	Volume	WTI
Term	Bbls/d	$US/bbl
Mar 1, 2004 to Mar 31, 2004	500	34.54
Apr 1, 2004 to Jun 30, 2004	500	31.25
Apr 1, 2004 to Jun 30, 2004	500	32.15
Jul 1, 2004 to Sep 30, 2004	700	31.03

The Company is exposed to foreign currency fluctuations as crude prices received for a portion of its contracts entered into subsequent to year-end are referenced to U.S. dollar denominated prices.

Other than as outlined above, the Company's oil and natural gas production is marketed and sold on the spot market to area aggregators based on daily spot prices that are adjusted for product quality and transportation costs.

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Years ended December 31, 2003 and 2002

The Company fixed the price of electricity on 2.5 megawatts per hour ("Mw/h") from January 1, 2004 through December 31, 2005 at a price of $45.875/Mw/h. The estimated market value at December 31, 2003, had the contract been settled at that time, would have been a gain of $291,600.

13.  COMMITMENTS

The Company is committed to payments under various operating leases for office space as follows:
$
2004	407,262
2005	404,553
2006	356,907
2007	253,512
1,422,234

The Company has entered into a sublease agreement commencing September 1, 2002 whereby it is able to recover a portion of the lease commitments over the remaining life of the lease. The above amounts are tabled as net after sublease. The above amounts include the $131,124 (2002 - $297,039) deferred lease obligation relating to commitments on Rozsa office space no longer utilized.

14.  SUBSEQUENT EVENT

On April 6, 2004, Provident Energy Trust (the "Trust"), and the Company entered into an arrangement agreement pursuant to which the Trust agreed to acquire the Company other than certain producing properties and undeveloped acreage in Alberta ("Retained Assets") that are to be distributed to a newly formed corporation, Chamaelo Energy Inc. ("Chamaelo"). Under the terms of the agreement, the Trust will acquire all of the issued and outstanding common shares of the Company in exchange for 0.248 of a Provident unit representing market value of approximately $153.9 million and 0.10 of a Chamaelo share with a carrying value of $13.6 million. Pursuant to the agreement the trust will assume net debt of approximately $40.6 million for a total aggregate value of approximately $208.1 million.

Completion of the proposed transactions under the agreement will result in the issuance of 5.6 million Chamaelo common shares as consideration for the transfer of the Retained Assets. Pursuant to the agreement, 56.8 million fully diluted common shares of Viracocha, including the conversion of all stock options, warrants, and convertible debentures into common shares, will be exchanged for Chamaelo common shares on a one for ten basis. As Chamaelo and Viracocha are deemed to be related parties, the net assets acquired by Chamaelo will be recorded at Viracocha's net book value of approximately $13.6 million. The agreement is subject to shareholder approval on or about May 27, 2004.

SCHEDULE C

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
OF VIRACOCHA ENERGY INC.

Viracocha Energy Inc.
Consolidated Balance Sheets
	As at	As at
	March 31	December 31
	2004	2003
	(unaudited)	(audited)
		(restated note2)
	$	$

Assets
Current assets:
Accounts receivable	6,151,938	6,163,527
Prepaid expenses and other	555,781	869,483
	6,707,719	7,033,010

Oil and natural gas properties (note 3)	131,007,966	126,289,451

Goodwill	6,483,578	6,483,578
	144,199,263	139,806,039

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	9,880,311	15,402,504
Capital tax payable	138,115	207,953
Revolving credit facility (note 4)	49,786,087	42,504,822
	59,804,513	58,115,279

Long-term debt	2,976,208	2,968,189

Capital lease obligation	83,674	93,688

Deferred lease obligation	111,675	131,124

Future income taxes	14,336,083	13,837,951

Asset retirement obligation (note 2)	7,763,383	7,551,306

Shareholders' equity:
Share capital (note 6)	52,250,597	52,242,797
Contributed surplus	423,667	181,850
Retained earnings	6,449,463	4,683,855
	59,123,727	57,108,502
Subsequent event (note 10)
	144,199,263	139,806,039
See accompanying notes to the consolidated financial statements

Viracocha Energy Inc.
Consolidated Statements of Operations and Retained Earnings (Deficit)
(unaudited)

	Three months ended
	March 31
	2004	2003
		(restated note 2)
	$	$

Revenue:
Oil and natural gas, net of royalties	12,898,525	9,677,405

Expenses:
Production	3,461,402	1,977,876
General and administrative	688,860	410,623
Interest	624,803	284,864
Depletion, depreciation and accretion	5,778,168	3,048,343
Amortization of convertible debenture	8,019	26,373
	10,561,252	5,748,079

Earnings before taxes	2,337,273	3,929,326

Taxes:
Capital taxes	73,533	34,395
Future income taxes	498,132	1,526,488
	571,665	1,560,883

Net earnings	1,765,608	2,368,443

Retained earnings (deficit), beginning of period as previously stated
	3,953,919	(3,163,600)
Change in accounting policy (note 2)	729,936	361,756
Retained earnings (deficit), beginning of period as restated	4,683,855	(2,801,844)

Retained earnings (deficit), end of period	6,449,463	(433,401)

Net earnings per share:
Basic	0.04	0.06
Diluted	0.03	0.05

See accompanying notes to the consolidated financial statements

Viracocha Energy Inc.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended
	March 31
	2004	2003
		(restated note 2)
	$	$
Cash provided by (used in):

Operating:
Net earnings	1,765,608	2,368,443
Items not affecting cash:
Depletion, depreciation and accretion	5,778,168	3,048,343
Amortization of convertible debenture	8,019	26,373
Stock-based compensation	241,817	27,078
Future income taxes	498,132	1,526,488
Cash flow from operations	8,291,744	6,996,725
Net change in non-cash operating working capital	(1,342,992)	(155,599)
	6,948,752	6,841,126

Financing:
Increase in revolving credit facility	7,281,265	13,815,951
Decrease in deferred lease obligation	(19,449)	(71,586)
Decrease in capital lease obligation	(10,014)	-
Issuance of share capital	7,800	-
Share issue costs	-	(34,755)
	7,259,602	13,709,610

Investments:
Corporate acquisition	-	(15,076,376)
Purchase and development of oil and natural gas properties	(10,284,606)	(9,129,489)
Sale of oil and natural gas properties	-	2,000,000
Change in non-cash investing working capital	(3,923,748)	1,655,129
	(14,208,354)	(20,550,736)

Change in cash	-	-
Cash, beginning of period	-	-

Cash, end of period	-	-

See accompanying notes to the consolidated financial statements

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Three months ended March 31, 2004 and 2003

Viracocha Energy Inc. (the "Company") is incorporated under the Business Corporations Act (Alberta). The Company commenced trading on the Toronto Stock Exchange on October 8, 2002. The Company is engaged in the acquisition, development and exploration for and production and marketing, of petroleum and natural gas reserves in Alberta and Saskatchewan.

1.  SIGNIFICANT ACCOUNTING POLICIES

The interim consolidated financial statements of Viracocha Energy Inc. ("Viracocha" or "the Company") have been prepared by management in accordance with accounting principles generally accepted in Canada. The interim financial statements have been prepared following the same accounting policies and methods of computation as the financial statements for the fiscal year ended December 31, 2003 except as noted below. The disclosures provided below are incremental to those included with the annual financial statements. The interim financial statements should be read in conjunction with the financial statements and the notes thereto in the Company's consolidated financial statements for the year ended December 31, 2003.

2.  CHANGE IN ACCOUNTING POLICIES

Asset Retirement Obligations - Effective January 1, 2004, the Company adopted the new Canadian accounting standard on asset retirement obligations ("ARO"). The new standard requires the Company to recognize the liability associated with future site reclamation costs in the financial statements at the time when the liability is incurred. ARO obligations are initially measured at fair value and subsequently adjusted for the accretion of discount and any changes to the underlying cash flows. The asset retirement cost is capitalized to oil and natural gas properties and equipment and amortized into earnings on a basis consistent with depletion and depreciation. This change in accounting policy has been applied retroactively with restatement of prior periods presented for comparative purposes. The effect of the adoption is presented below as increases (decreases):

Balance sheet	December 31, 2003	December 31, 2002
	$	$
Asset retirement costs, included in oil and natural gas properties and
equipment	6,376,773	2,352,634
Asset retirement obligations	7,551,306	2,679,589
Accumulated provision for future site restoration costs	(2,290,985)	(855,761)
Future income taxes	386,516	167,050
Retained earnings	729,936	361,756

	Three months ended	Year ended
Statement of operations	March 31, 2003	December 31, 2003
	$	$

Accretion expense	46,938	187,752
Depletion and depreciation on asset retirement costs	127,059	708,530
Amortization of estimated future site restoration costs	(393,612)	(1,483,928)
Future income taxes	76,030	219,466
Net earnings impact	143,585	368,180
Basic net earnings per share	-	0.01
Diluted earnings per share	-	0.01

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Three months ended March 31, 2004 and 2003

The Company's asset retirement obligations result from net ownership interests in oil and natural gas properties including well sites, gathering systems and processing facilities. The Company estimates the total undiscounted amount of cash flows (adjusted for inflation) required to settle its asset retirement obligations is approximately $22.2 million which will be incurred between 2004 to 2024. A credit-adjusted risk-free rate of 7 percent was used to calculate the fair value of the asset retirement obligations.

A reconciliation of the asset retirement obligations is provided below:
	Three months ended	Three months ended	Year ended
Asset retirement obligations	March 31, 2004	March 31, 2003	December 31, 2003
	$	$	$

Balance, beginning of period	7,551,306	2,679,589	2,679,589
Liabilities incurred in period	121,106	2,729,731	4,732,669
Liabilities settled in period	-	-	(48,704)
Accretion expense	90,971	46,938	187,752
Balance, end of period	7,763,383	5,456,258	7,551,306

Full Cost Accounting - Effective January 1, 2004, the Company adopted the new Canadian accounting guideline on oil and gas accounting. This guideline impacts the calculation of the ceiling test (impairment test), which requires cost centres be tested for recoverability using undiscounted futures cash flows, which are determined by using forward indexed prices applied to proved reserves. When the carrying amount of a cost centre is not recoverable, the cost centre would be written down to its fair value, which is estimated using accepted present value techniques. Under the previous method, future net revenues for ceiling test purposes were based on proved reserves and undiscounted end of period prices. Estimated future general and administrative costs and financing charges associated with the future net revenues were deducted in arriving at the "ceiling". The adoption of the new guideline at January 1, 2004 has resulted in no change to net earnings, oil and natural gas properties and equipment or other reported amounts in the December 31, 2003 financial statements.

Stock-based Compensation - Effective January 1, 2003, the Company elected to prospectively adopt new transitional provisions to the Canadian accounting standards on stock-based compensation which requires the use of the fair value method for valuing stock option grants. Under this method, compensation cost attributable to stock options granted to employees, officers, and directors is measured at fair value at the grant date and expensed over the vesting period with a corresponding increase to contributed surplus. Upon the exercise of the stock options, consideration paid together with the amount previously recognized in contributed surplus is recorded as an increase to share capital. Pursuant to the transition rules, the expense recognized applies to stock options granted on or after January 1, 2003. As a result of adopting this amended standard, net earnings for the year ended December 31, 2003 decreased by $181,850, which was recorded in the fourth quarter. For comparative purposes, general and administrative expenses have been restated by $27,078 for the period ended March 31, 2003. The Company has disclosed pro forma results for stock options granted in 2002.

3.  OIL AND NATURAL GAS PROPERTIES

The Company performed a ceiling test calculation at March 31, 2004 to assess the recoverable value of the petroleum and natural gas properties. The oil and natural gas future prices are based on January 1, 2004 commodity price forecasts of the company's independent reserve evaluators. These prices have been adjusted for commodity price differentials specific to the Company. The following table summarizes the benchmark prices used in the ceiling test calculation. Based on these assumptions, there was no impairment at March 31, 2004.

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Three months ended March 31, 2004 and 2003

			Edmonton Light
	WTI Oil	Foreign Exchange	Crude Oil	AECO Gas
Year	($US/bbl)	Rate	($Cnd/bbl)	($Cnd/mmbtu)

2004	34.29	0.750	44.75	6.65
2005	29.00	0.750	37.75	5.55
2006	27.00	0.750	35.25	5.20
2007	25.00	0.750	32.50	5.00
2008	25.00	0.750	32.50	5.00
2009	25.00	0.750	32.50	5.00
2010	25.50	0.750	33.00	5.10
2011	25.75	0.750	33.50	5.20
2012	26.25	0.750	34.00	5.25
2013	26.25	0.750	34.50	5.35
2014	27.00	0.750	35.00	5.45
Escalate
Thereafter	1.5% per year		1.5% per year	1.5% per year

4.  REVOLVING CREDIT FACILITY

The Company has a revolving operating demand loan credit facility available up to $46.0 million bearing interest at prime plus a premium ranging between 0% and 1.25% based on the Company's debt to cash flow ratio with a Canadian bank. The credit facility also includes a $4.0 million non-revolving development demand loan bearing interest at prime plus 0.75%. The credit facility is secured by a $75 million fixed and floating charge debenture on the assets of the Company.

Subsequent to March 31, 2004, a $3.0 million demand loan bearing interest at prime plus 2.0% was added to the credit facility.

5.  TAXES

The provision for future income taxes for the three months ended March 31, 2004 includes a liability reduction of approximately $355,000 related to a substantively enacted 1.0 percent reduction to the Alberta income tax rate.

6.  SHARE CAPITAL

At March 31, 2004 the Company had authorized an unlimited number of Class A common shares, an unlimited number of Class B common shares and an unlimited number of preferred shares.

The Company had the following shares outstanding at March 31, 2004:
	Number of
Class A common shares	Shares	Amount ($)
Balance at January 1, 2004	45,553,774	50,781,640
Exercise of stock options	12,000	7,800
Balance at March 31, 2004	45,565,774	50,789,440

Share purchase warrants	-	928,000
Equity portion of convertible debenture	-	533,157

Total share capital	45,565,774	52,250,597

No Class B common shares or preferred shares have been issued.

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Three months ended March 31, 2004 and 2003

The Company had the following warrants outstanding at March 31, 2004:

		Weighted
	Number of	Average
Warrants	Warrants	Price ($)
Balance as at January 1, 2004 and March 31, 2004	4,087,500	1.08

The Company had the following stock options outstanding at March 31, 2004:
		Weighted
	Number of	Average
Stock Options	Options	Price ($)
Balance as at January 1, 2004	4,434,300	1.59
Options granted	10,000	2.50
Options exercised	(12,000)	0.65
Options cancelled	(25,000)	2.22
Balance as at March 31, 2004	4,407,300	1.59

Exercisable as at March 31, 2004	1,600,400	1.14

7.  STOCK-BASED COMPENSATION

Effective January 1, 2003, the Company adopted the new transitional provisions to the Canadian accounting standards on stock-based compensation, which requires the use of the fair value method for valuing stock options granted to employees, officers, and directors. Pursuant to the transition rules, the expense recognized applies to stock options granted in 2003 and 2004. If the fair value method had been used for options granted in 2002, the Company's net earnings and net earnings per share for the three months ended March 31, 2004 and 2003 would approximate the following pro forma amounts:
	Three months ended	Three months ended
	March 31, 2004	March 31, 2003
	$	$
Compensation costs	62,934	140,584
Net earnings:
As reported	1,765,608	2,368,443
Pro forma	1,702,674	2,227,859
Basic net earnings per share:
As reported	0.04	0.06
Pro forma	0.04	0.06
Diluted net earnings per share:
As reported	0.03	0.05
Pro forma	0.03	0.05

The fair value of each option granted is estimated on the date of grant using the Black - Scholes option pricing model with the following weighted average assumptions:

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Three months ended March 31, 2004 and 2003

	Three months ended	Three months ended
	March 31, 2004	March 31, 2003

Fair value per option	$1.18	$0.75
Risk-free interest rate	3.2%	4.2%
Expected life	4 years	4 years
Expected volatility	58%	42%
Dividend yield	-	-

8.  PER SHARE INFORMATION

The weighted average number of shares outstanding and net earnings for the determination of basic and diluted per share amounts are as follows:
	Three months ended	Three months ended
	March 31, 2004	March 31, 2003
Numerator:
Net earnings	$1,765,608	$2,368,443
Adjustment for interest expense and amortization related to
convertible debentures, net of income tax	41,132	53,941
Net earnings, adjusted	$1,806,740	$2,422,384

Denominator:
Weighted-average shares used to calculate basic EPS	45,563,796	39,456,647
Dilutive effect of options, warrants, and convertible debentures	6,919,838	6,112,235
Diluted number of shares	52,483,634	45,568,882

9.  PHYSICAL HEDGE CONTRACTS

The Company uses forward physical contracts to hedge exposure to commodity prices. Gains and losses on oil and natural gas transactions are reported as adjustments to oil and natural gas revenue when the related production is delivered and sold. The estimated fair market value at March 31, 2004, had the contracts been settled at that time, would have been a loss of $2.0 million.

At March 31, 2004, the Company held certain physical hedges for a portion of its oil production. Light oil contracts are referenced to the West Texas Intermediate ("WTI") price. The terms of the physical contracts are as follows:
	Volume	WTI
Term	Bbls/d	$US/bbl
Jan 1, 2004 to Dec 31, 2004	500	26.00
Apr 1, 2004 to Jun 30, 2004	500	31.25
Apr 1, 2004 to Jun 30, 2004	500	32.15
Jul 1, 2004 to Sep 30, 2004	700	31.03

The Company is exposed to foreign currency fluctuations as crude prices received for a portion of its contracts entered into subsequent to year-end are referenced to U.S. dollar denominated prices.

Other than as outlined above, the Company's oil and natural gas production is marketed and sold on the spot market to area aggregators based on daily spot prices that are adjusted for product quality and transportation costs.

Viracocha Energy Inc.
Notes to the Consolidated Financial Statements
Three months ended March 31, 2004 and 2003

The Company fixed the price of electricity on 2.5 megawatts per hour ("Mw/h") from January 1, 2004 through December 31, 2005 at a price of $45.875/Mw/h. The estimated market value at March 31, 2004, had the contract been settled at that time, would have been a gain of $231,500.

10.  SUBSEQUENT EVENT

On April 6, 2004, Provident Energy Trust (the "Trust"), and the Company entered into an arrangement agreement pursuant to which the Trust agreed to acquire the Company other than certain producing properties and undeveloped acreage in Alberta that are to be distributed to a newly formed corporation, Chamaelo Energy Inc. ("Chamaelo"). Under the terms of the agreement, each Viracocha shareholder will receive 0.248 of a Trust unit and 0.10 of a Chamaelo share in exchange for each Viracocha share held. The total aggregate transaction value is approximately $208 million comprised of the following:

(i) Trust units - $153 million based on the 30 day weighted average trading price at the date of the proposed agreement.

(ii) Chamaelo shares - $14 million based on the estimated net asset value.

(iii) Debt assumed by Trust - $41 million estimated net debt and working capital after dilution.

Completion of the proposed transactions under the agreement will result in the issuance of 5.7 million Chamaelo common shares as consideration for the transfer of the properties to Chamaelo. Pursuant to the agreement, 56.8 million fully diluted common shares of Viracocha, including the conversion of all stock options, warrants, and convertible debentures into common shares, will be exchanged for Chamaelo common shares on a one for ten basis. As Chamaelo and Viracocha are deemed to be related parties, the net assets acquired by Chamaelo will be recorded at Viracocha's net book value of approximately $13.6 million. The agreement is subject to shareholder approval on or about May 27, 2004.